June 19, 1998


Dear Fellow Shareholders,

Your Board of Directors has met and considered the offer from Blackacre Capital Management LLC, an affiliate of Cerberus Partners, to purchase J.C. Nichols Company for $70 cash per share. For the reasons described below, your Board continues to believe that the Highwoods merger serves the best interests of J.C. Nichols shareholders.

Blackacre's initial proposal indicated that it was prepared to proceed with an offer, subject to several conditions including due diligence. In a subsequent June 19 letter, however, Blackacre stated that it would not commence the due diligence it says it requires until the Highwoods merger agreement is terminated without triggering breakup fees in excess of $2.5 million. This cannot happen until after the vote on the Highwoods merger. In our review, this "offer" is no different from the Intell "offer". Should the Highwoods offer be voted down, Blackacre would be under no obligation to make an offer -- at any price.

We also have very serious legal concerns about the structure of the transaction intended to provide tax benefits to certain long-term shareholders who have indicated they do not want cash. We are advised that the structure Blackacre contemplates should not be attempted without IRS approval. IRS approval is uncertain. Not obtaining it could result in serious penalties and obtaining IRS approval could take a long time. You will recall that it took almost two years to receive IRS approval for the final allocation of ESOP settlement shares.

In addition, one possible result of the structure Blackacre proposes could be that complete distribution to all ESOP participants would not be made in the near term -- a result we do not believe would be in the best interests of the participants as they would be left with an interest in a private company controlled by a New York based investment fund.

We also note that Blackacre states that it currently intends to exercise so-called dissenter's rights in the Highwoods transaction, which Blackacre suggests could reduce the amount of cash available to other shareholders by approximately 36%. However, it is important to note that holders of approximately 29% of the outstanding stock have already informed the Company that they intend to elect stock for their J.C. Nichols shares. This would mean that anyone making a 100% cash election would receive at least 45% cash, even if Blackacre exercises dissenters rights. Of course, it is possible that other shareholders could exercise dissenter's rights, and that shareholders, including Blackacre, could change their election before 5:00 p.m. on June 26.


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HIGHWOODS OFFER PROVIDES MANY SIGNIFICANT BENEFITS FOR J.C.
NICHOLS SHAREHOLDERS

 Your Board continues to believe that the Highwoods merger is in the best interests of all shareholders, including ESOP participants. We believe that the Highwoods merger can be completed quickly and J.C. Nichols shareholders will receive value for their shares immediately upon closing. In its initial letter, Blackacre selectively recited some of the risk factors your Board considered as it recommended the Highwoods offer. Blackacre, however, also conveniently ignored the many benefits of the Highwoods offer that remain in effect:

o a significant premium for your J.C. Nichols shares; 83% over the closing price of our stock just six months before we entered into the merger agreement and 30% over the price three months before that date;

o the financial condition and business reputation of Highwoods and the ability of Highwoods to complete the merger quickly;

o the absence of any conditions in the merger agreement that could impede consummation of the Merger; the support for the Merger from members of the Nichols family, who collectively own 26% of the outstanding common stock; and the satisfaction expressed by INTRUST at the time the general terms of the Merger were first presented on November 25, 1997 (although INTRUST has not expressed whether it currently supports the Merger);

o the ability of JCN shareholders to participate in the future growth of Highwoods. Highwoods is a company whose significant resources and low cost of capital would provide a competitive advantage and enable rapid implementation of JCN's long-term growth plans, which the Board believes will benefit JCN shareholders who receive Highwoods common stock;

o the fact that JCN is not in a position to pay dividends , while Highwoods pays a regular quarterly dividend, currently in excess of 6% annually;

o        the Merger is structured to qualify as a tax-free reorganization.

YOUR BOARD OF DIRECTORS URGES YOU TO VOTE IN FAVOR OF THE
HIGHWOODS MERGER

Your Board of Directors has considered these matters carefully. We remain confident that the Highwoods merger serves the best interests of all J.C. Nichols shareholders and can be accomplished quickly.



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Remember: Your vote is important; shares not voted are counted against the merger. We have enclosed an extra proxy card for your convenience. Unless you've already done so, we urge you to vote this white proxy card in favor of the Highwoods merger today. For ESOP participants, we have enclosed a blue Voting Instruction Form. We urge you to instruct the Trustee to vote your shares in favor of the merger, unless you have already done so.

Thank you for your support,



William Hoskins
Chairman of the Board of Directors